As filed with the Securities and Exchange Commission on June 7, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

Yuma Energy, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware	1311	94-0787340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(713) 968-7000
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________

Sam L. Banks
Chief Executive Officer
1177 West Loop South, Suite 1825
Houston, Texas 77027
(713) 968-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:
Reid A. Godbolt, Esq.
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133
__________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share	10,917,957(1)(2)	$1.47	$16,049,397	$1,861

(1)
Pursuant to Rule 461(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

(2)
Includes 9,118,474 shares of common stock held by the selling stockholders and 1,799,483 shares of common stock issuable upon conversion of 1,799,483 shares of our Series D Convertible Preferred Stock also held by certain selling stockholders.

(3)
Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s common stock as reported on the NYSE MKT on June 6, 2017, in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 7, 2017

PROSPECTUS

10,917,957 Shares

Yuma Energy, Inc.

Common Stock

This prospectus relates to the resale or other disposition of up to 10,917,957 shares of common stock, $0.001 par value per share, of Yuma Energy, Inc., a Delaware corporation (the “Company”), which may be offered from time to time by the selling stockholders named in this prospectus. The shares offered hereby were issued to the selling stockholders in a merger transaction completed on October 26, 2016, in transactions prior to October 26, 2016, and upon the conversion of shares of Series D Convertible Preferred Stock, $0.001 par value per share, of the Company, into shares of common stock.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see the section entitled “Plan of Distribution” beginning on page 26 of this prospectus). We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all underwriting, brokerage and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is traded on the NYSE MKT under the symbol “YUMA.” On June 6, 2017, the last reported sales price of our common stock on that market was $1.50 per share. You are urged to obtain current market prices of our common stock.

The shares offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 4 of this prospectus or incorporated by reference herein in determining whether to purchase our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2017.

_____________

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

Neither we nor the selling stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described or incorporated by reference in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “intends,” “plans,” “pursue,” “target,” “continue,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” or “potential,” the negative of such terms or variations thereon, or other comparable terminology. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements. Readers should consider carefully the risks described under or incorporated by reference in the “Risk Factors” section contained herein and other sections of this prospectus which describe factors that could cause our actual results to differ from those anticipated in forward-looking statements, including, but not limited to, the following factors:

●
our ability to repay outstanding loans when due;
●
our limited liquidity and ability to finance our exploration, acquisition and development strategies;
●
reductions in the borrowing base under our credit facility;
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impacts to our financial statements as a result of oil and natural gas property impairment write-downs;
●
volatility and weakness in commodity prices for oil and natural gas and the effect of prices set or influenced by actions of the Organization of the Petroleum Exporting Countries (“OPEC”) and other oil and natural gas producing countries;
●
our ability to successfully integrate acquired oil and natural gas businesses and operations;
●
the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and will divert management’s time and energy, which could have an adverse effect on our financial position, results of operations, or cash flows;
●
risks in connection with potential acquisitions and the integration of significant acquisitions;
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we may incur more debt; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;
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the possible adverse impact or depressive effect on the market price our common stock because of significant market overhang;
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our ability to successfully develop our inventory of undeveloped acreage in our resource plays;
●
our oil and natural gas assets are concentrated in a relatively small number of properties;
●
access to adequate gathering systems, processing facilities, transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices;
●
our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations and seek to develop our undeveloped acreage positions;
●
our ability to replace our oil and natural gas reserves;
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the presence or recoverability of estimated oil and natural gas reserves and actual future production rates and associated costs;
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the potential for production decline rates for our wells to be greater than we expect;
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our ability to retain key members of senior management and key technical employees;
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environmental risks;
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drilling and operating risks;
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exploration and development risks;
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the possibility that our industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulations);
●
general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than we expect, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;
●
social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as Africa, the Middle East, and armed conflict or acts of terrorism or sabotage;
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other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;
●
the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with our business activities;

●
title to the properties in which we have an interest may be impaired by title defects;
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management’s ability to execute our plans to meet our goals;
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the cost and availability of goods and services, such as drilling rigs; and
●
our dependency on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this document. Other than as required under applicable securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise. You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made.

 PROSPECTUS SUMMARY

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Yuma,” “our,” “us,” and “we” refer to Yuma Energy, Inc., a Delaware corporation, and its subsidiaries, as a common entity, and “Yuma California” prior to our reincorporation from California to Delaware. Unless otherwise noted, all information in this prospectus relating to oil, natural gas and natural gas liquids reserves and the estimated future net cash flows attributable to those reserves are based on estimates prepared by independent reserve engineers and are net to our interest.  Throughout this prospectus we make statements that may be classified as “forward-looking.” Please refer to the ”Cautionary Statement Regarding Forward-Looking Statements” section above for an explanation of these types of statements.

Overview

Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on delivering competitive returns to shareholders by acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. We are committed to conducting our business in a manner that protects the environment and public health while upholding our values of integrity, trust, and open communications in all business activities. Our operations are currently focused on onshore properties located in central and southern Louisiana, south, east and west Texas, and Kern and Santa Barbara Counties in California. In addition, we have non-operated positions in the South Texas Eagle Ford, East Texas Woodbine and the Bakken Shale in North Dakota. Our common stock is traded on the NYSE MKT under the trading symbol “YUMA.”

Recent Developments

Reincorporation Merger and Davis Merger

On October 26, 2016, Yuma Energy, Inc., a California corporation (“Yuma California”), merged with and into the Company resulting in the reincorporation from California to Delaware (the “Reincorporation Merger”). In connection with the Reincorporation Merger, Yuma California converted each outstanding share of its 9.25% Series A Cumulative Redeemable Preferred Stock, no par value per share (the “Yuma California Series A Preferred Stock”), into 35 shares of its common stock, no par value per share (the “Yuma California Common Stock”), and then each share of Yuma California Common Stock was exchanged for one-twentieth of one share of common stock, $0.001 par value per share, of the Company (the “common stock”). Immediately after the Reincorporation Merger on October 26, 2016, a wholly owned subsidiary of the Company merged (the “Davis merger”) with and into Davis Petroleum Acquisition Corp., a Delaware corporation (“Davis”), in exchange for approximately 7,455,000 shares of common stock and 1,754,179 shares of Series D Convertible preferred stock, $0.001 par value per share (the “Series D preferred stock”). The Series D preferred stock had an aggregate liquidation preference of approximately $19.4 million and a conversion rate of $11.0741176 per share at the closing of the Davis Merger, and will be paid dividends in the form of additional shares of Series D preferred stock at a rate of 7% per annum. As a result of the Davis merger, the former holders of Davis common stock received approximately 61.1% of the then outstanding common stock of the Company and thus acquired voting control. Although the Company was the legal acquirer, for financial reporting purposes the Davis Merger was accounted for as a reverse acquisition of the Company by Davis.

As part of the closing of the Davis Merger, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Sam L. Banks, RMCP PIV DPC, LP, RMCP PIV DPC II, LP, Davis Petroleum Investment, LLC, Sankaty Davis, LLC, Paul-ECP2 Holdings, LP, HarbourVest Partners VIII – Buyout Fund L.P., Dover Street VII L.P., Michael S. Reddin, Thomas E. Hardisty, Susan J. Davis, Gregory P. Schneider, and Steven Enger (collectively, the “Stockholders”), pursuant to which we agreed to register, at our cost, with the SEC the resale of the common stock issued to such holders of common stock and the common stock issued upon conversion of the Series D Preferred Stock. We agreed to file a shelf registration statement (the “Shelf Registration Statement”) with the SEC on or before April 24, 2017, subject to certain exceptions. The Stockholders may request registration no more than three times during any twelve (12) consecutive months, of shares having an estimated offering price of greater than $5.0 million. No request may be made after the fourth anniversary of the effectiveness of the Shelf Registration Statement. In addition, if we file a registration statement within four years of the effectiveness of the Shelf Registration Statement, we must offer to the Stockholders the opportunity to include the resale of their shares in the registration statement, subject to customary qualifications and limitations.

Senior Credit Agreement

On October 26, 2016, the Company and three of its subsidiaries, as the co-borrowers, entered into a credit agreement providing for a $75.0 million three-year senior secured revolving credit facility (the “credit agreement”) with Société Générale (“SocGen”), as administrative agent, SG Americas Securities, LLC (“SG Americas”), as lead arranger and bookrunner, and the Lenders signatory thereto (collectively with SocGen, the “Lender”).

The borrowing base of the credit facility was reaffirmed on May 19, 2017 at $44.0 million and subsequently reduced by $3.5 million to $41.5 million after we completed the sale of certain oil and gas properties for $5.5 million. The borrowing base is generally subject to redetermination on April 1st and October 1st of each year, but the next redetermination is scheduled for September 15, 2017, as well as special redeterminations described in the credit agreement. The amounts borrowed under the credit agreement bear annual interest rates at either (a) the London Interbank Offered Rate (“LIBOR”) plus 3.00% to 4.00% or (b) the prime lending rate of SocGen plus 2.00% to 3.00%, depending on the amount borrowed under the credit facility and whether the loan is drawn in U.S. dollars or Euro dollars. Principal amounts outstanding under the credit facility are due and payable in full at maturity on October 26, 2019. All of the obligations under the credit agreement, and the guarantees of those obligations, are secured by substantially all of our assets. Additional payments due under the credit agreement include paying a commitment fee to the Lender in respect of the unutilized commitments thereunder. The commitment rate is 0.50% per year of the unutilized portion of the borrowing base in effect from time to time. We are also required to pay customary letter of credit fees.

The credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to incur additional indebtedness, create liens on assets, make investments, enter into sale and leaseback transactions, pay dividends and distributions or repurchase our capital stock, engage in mergers or consolidations, sell certain assets, sell or discount any notes receivable or accounts receivable, and engage in certain transactions with affiliates.

Preferred Stock

On October 26, 2016 as part of the closing of the Davis Merger, we issued 1,754,179 shares of Series D Preferred Stock. The Series D Preferred Stock had an aggregate liquidation preference of approximately $19.4 million and a conversion rate of $11.0741176 per share at the closing of the Davis Merger, and will be paid dividends in the form of additional shares of Series D Preferred Stock at a rate of 7% per annum.

Risk Factors

An investment in our common stock involves a number of risks that include the speculative nature of oil and natural gas exploration, competition, volatile commodity prices and other material factors. Importantly, due to an abundance of supply in the global crude oil market and the domestic natural gas market, oil and natural gas prices have decreased significantly. While we continue to believe our inventory of drilling opportunities is repeatable and relatively low-risk, should oil and natural gas prices materially decrease even further, we may reevaluate our development drilling program. Any postponement or elimination of our development drilling program could result in a reduction of proved reserve volumes and related standardized measure. You should carefully consider, in addition to the other information contained in this prospectus, the risks described or incorporated by reference in “Risk Factors” before investing in our common stock. These risks could materially affect our business, financial condition and results of operations and cause the trading price of our common stock to decline. You could lose part or all of your investment. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

The Offering

Common stock offered by the selling stockholders	10,917,957 shares (1)

Common stock to be outstanding after the offering	14,338,017 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Dividend policy	We do not anticipate paying any cash dividends on our common stock. In addition, our credit facility prohibits the payment of cash dividends.

Risk factors
You should carefully read and consider the information set forth under the heading “Risk Factors” and the risk factors set forth in documents incorporated by reference herein and all other information set forth in this prospectus before deciding to invest in our common stock.

NYSE MKT symbol	“YUMA”

NYSE MKT symbol	“YUMA”

(1) Includes 9,118,474 shares of common stock held by the selling stockholders and 1,799,483 shares of common stock issuable upon conversion of 1,799,483 shares our Series D Preferred Stock also held by certain selling stockholders.

(2) Assumes 1,799,483 shares of Series D Preferred Stock are converted into 1,799,483 shares of common stock.

Corporate Information

Our principal executive offices are located at 1177 West Loop South, Suite 1825, Houston, Texas 77027. Our telephone number is (713) 768-7000. You can find more information about us at our website located at www.yumaenergyinc.com. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports are available free of charge on or through our website, which is not part of this prospectus. These reports are available as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. Information filed with the SEC may be read or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to purchase shares of our common stock, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our common stock could decline materially and you could lose all or part of your investment.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. See “Principal and Selling Stockholders.” Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed for trading on the NYSE MKT under the symbol “YUMA.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock on the NYSE MKT, adjusted to reflect the 1-for-20 reverse stock split that was completed on October 26, 2016 as part of the closing of the Davis Merger and our reincorporation from California to Delaware.

	High	Low
Quarter Ended
2015
March 31	$42.20	$20.20
June 30	$23.40	$9.80
September 30	$16.60	$6.00
December 31	$12.00	$2.60

2016
March 31	$6.60	$3.00
June 30	$7.40	$3.80
September 30	$6.20	$3.98
December 31	$5.40	$1.94

2017
March 31 ..	$3.91	$2.06
June 30 (through June 6, 2017)	$3.17	$1.41

As of June 6, 2017, there were approximately 200 stockholders of record of our common stock. On June 6, 2017, the last sale price of our common stock as reported on the NYSE MKT was $1.50 per share.

Dividends

We have not paid cash dividends on our common stock in the past two years and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition, our credit facility does not permit us to pay dividends on our common stock.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information as of June 6, 2017, regarding our directors and executive officers:

Name	Age	Position
Sam L. Banks	67	Director and Chief Executive Officer
James W. Christmas (1)(3)	69	Director
Frank A. Lodzinski (2)	67	Director
Neeraj Mital (3)	50	Director
Richard K. Stoneburner (2)	63	Chairman of the Board
J. Christopher Teets (1)(2)	44	Director
Paul D. McKinney	58	President and Chief Operating Officer
James J. Jacobs	39	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

(1)
Member of the Audit Committee.
(2)
Member of the Compensation Committee.
(3)
Member of the Nominating and Governance Committee.

Below is information about each of our directors and executive officers, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Sam L. Banks has been our Chief Executive Officer and a member of the Board of Directors since the closing of the Davis Merger on October 26, 2016. He served as President of the Company from October 26, 2016 through April 2017. He was the Chief Executive Officer and Chairman of the Board of Directors of Yuma California from September 10, 2014 and also our President since October 10, 2014 through October 26, 2016. He was the Chief Executive Officer and Chairman of the Board of Directors of Yuma Co. and its predecessor since 1983. He was also the founder of Yuma Co. He has 39 years of experience in the oil and natural gas industry, the majority of which he has been leading Yuma Co. Prior to founding Yuma Co., he held the position of Assistant to the President of Tomlinson Interests, a private independent oil and gas company. Mr. Banks graduated with a Bachelor of Arts from Tulane University in New Orleans, Louisiana, in 1972, and in 1976 he served as Republican Assistant Finance Chairman for the re-election of President Gerald Ford, under former Secretary of State, Robert Mosbacher. The Board of Directors, in reviewing and assessing the contributions of Mr. Banks to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, the Company’s structure, history, and operations, provide the Board of Directors with company-specific experience and expertise.

James W. Christmas has served as a director and a member of the audit and nominating committees of the Board since the closing of the Davis Merger on October 26, 2016. He served as a director and member of the audit and compensation committees of Yuma California from September 10, 2014 through October 26, 2016. He has served as a director of The Yuma Companies, Inc. (predecessor to Yuma California) (“Yuma Co.”) since November 2013. Mr. Christmas began serving as a director of Petrohawk Energy Corporation (“Petrohawk”) on July 12, 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired Petrohawk in August 2011. He also served on the audit committee and the nominating and corporate governance committee. Mr. Christmas served as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the financial reporting committee of such board from August 2013 through September 2014. Since February 2012, Mr. Christmas has served on the board of directors of Halcón Resources Corporation (“Halcón”) as Lead Outside Director and serves as chairman of its audit committee. On January 29, 2014, Mr. Christmas was appointed to the Board of Directors of Rice Energy, Inc., and serves as chairman of its audit committee and as a member of its compensation committee and governance committee. He also serves on the Board of Governors of St. John’s University. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries (“NUI”), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors. He has extensive experience in oil and gas company growth issues, with a focus on capital structure and business development strategies. Prior to his appointment as a Director, Mr. Christmas was a Board Advisor to Yuma Co. from August 2012 through November 2013. Mr. Christmas received a bachelor’s degree in accounting and an honorary degree of commercial science from St. John’s University. The Board of Directors, in reviewing and assessing the contributions of Mr. Christmas to the Board, determined that his prior experience as an executive and director and his past audit, accounting and financial reporting experience provide significant contributions and expertise to the Company’s Board of Directors.

Frank A. Lodzinski has served as a director and a member of the compensation committee of the Board since the closing of the Davis Merger on October 26, 2016. He served as a director and member of the audit committee of Yuma California from September 10, 2014 through October 26, 2016. He has served as a director of Yuma Co. since August 2012. He has more than 43 years of oil and gas industry experience, including the successful completion of several strategic combinations. In 1984, Mr. Lodzinski formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties. Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which was ultimately sold to Bellwether Exploration in 1995. In 1996, Mr. Lodzinski acquired Cliffwood Oil and Gas and then a controlling interest in Texoil where he served as President, CEO, and a Director. Texoil was sold to Ocean Energy in 2001. From 2001 to 2004, Mr. Lodzinski served as President, CEO, and Director of AROC to direct the restructuring and ultimate liquidation of the company in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy and merged that company into GeoResources, Inc. He served as President, CEO, and a Director until GeoResources was sold to Halcón Resources Corporation for $1.0 billion in 2012. He served as President and Chief Executive Officer of Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with Earthstone Energy, Inc. (“Earthstone”) in December 2014.  Since December 2014, Mr. Lodzinski has served as Chairman, President and Chief Executive Officer of Earthstone. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan. The Board of Directors, in reviewing and assessing Mr. Lodzinski’s contributions to the Board, determined that his industry experience, intimate knowledge of the oil and gas industry, and prior roles in building and managing publicly traded oil and gas companies provide significant contributions to the Company’s Board of Directors.

Neeraj Mital has served as a director and a member of the nominating committee of the Board since the closing of the Davis Merger on October 26, 2016. Previously, he served as a director of Davis from 2009 through October 26, 2016. Since 2016, he has been a consultant to Evercore Partners Inc., a New York-based global investment banking advisory and investment firm. From 1999 to 2016, he was a Senior Managing Director of Evercore Partners Inc., including Co-Head of its private equity business from 2008 to 2016. Mr. Mital has twenty-seven years of experience in principal investing and mergers and acquisitions. Prior to joining Evercore in 1998, he was a Managing Director at The Blackstone Group. From 1989 through 1991, Mr. Mital was with Salomon Brothers Inc. Prior to joining Salomon Brothers, he was a CPA with Price Waterhouse. Mr. Mital has also served on the Board of Directors of MBI Holdings, Inc. since 2006 and alliantgroup, LP since 2006. He received a B.S. in economics from The Wharton School at the University of Pennsylvania. The Board of Directors, in reviewing and assessing the contributions of Mr. Mital to the Board, determined that his past experience makes him uniquely positioned to provide the Board with insight and advice on a broad range of corporate strategic, financial, and governance matters.

Richard K. Stoneburner has served as Chairman of the Board and member of the compensation committee of the Board since the closing of the Davis Merger on October 26, 2016. He served as a director and member of the compensation committee of Yuma California from September 10, 2014 through October 26, 2016. He has served as a director of Yuma Co. since November 2013. He began his career as a geologist in 1977. Mr. Stoneburner joined Petrohawk Energy in 2003, where he led Petrohawk’s exploration program from 2005 to 2007 prior to serving as the company’s President and COO from 2007 to 2011. When BHP Billiton acquired Petrohawk in 2011, he was appointed President of the North America Shale Production Division where he managed operations in the Fayetteville Shale, the Haynesville Shale, the Eagle Ford Shale, and the Permian Basin divisions. Mr. Stoneburner currently serves on the Board of Directors of Tamboran Resources Limited and serves as a Managing Director to the private equity firm Pine Brook Partners. Prior to his appointment as Director, Mr. Stoneburner was a Board Advisor to Yuma Co. from July 2013 through November 2013. Mr. Stoneburner has a bachelor’s degree in geology from the University of Texas and a master’s degree in geological sciences from Wichita State University. The Board of Directors, in reviewing and assessing Mr. Stoneburner’s contributions to the Board, determined that his prior industry experience ranging from staff geologist, corporate owner, exploration manager to C-level executive, his leading role in exploring for and developing some of the most successful resource plays in the United States; his significant experience in the challenges of resource play operations and development; and playing a key role in implementing a comprehensive health, safety, environment and community management system for unconventional shale plays while at BHP Billiton Petroleum, provide significant contributions to the Company’s Board of Directors.

J. Christopher Teets has served as a director and a member of the audit and compensation committees of the Board since the closing of the Davis Merger on October 26, 2016. He has been a partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment management firm, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman, Sachs & Co. Mr. Teets joined Goldman, Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman, Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets has also served as a director of Marlin Business Services Corp., since May 2010, as a director of Nature’s Sunshine Products, Inc., since December 2015 and as a director of Air Transport Services Group, Inc. since February 2009. Mr. Teets also previously served as a director of Encore Capital Group, Inc. from May 2007 until June 2015, and Affirmative Insurance Holdings, Inc. from August 2008 until September 2011. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics. The Board of Directors, in reviewing and assessing the contributions of Mr. Teets to the Board, determined that his significant business and investment banking experience as well as public company board experience make him uniquely positioned to provide the Board with insight and advice on a broad range of corporate strategic, financial and governance matters.

James J. Jacobs has been our Chief Financial Officer, Treasurer and Corporate Secretary since the closing of the Davis Merger on October 26, 2016. He was the Chief Financial Officer, Treasurer and Corporate Secretary of Yuma California from December 2015 through October 26, 2016. He served as Vice President – Corporate and Business Development of Yuma California immediately prior to his appointment as Chief Financial Officer in December 2015 and has been with us since 2013. He has 15 years of experience in the financial services and energy sector. In 2001, Mr. Jacobs worked as an Energy Analyst at Duke Capital Partners. In 2003, Mr. Jacobs worked as a Vice President of Energy Investment Banking at Sanders Morris Harris where he participated in capital markets financing, mergers and acquisitions, corporate restructuring and private equity transactions for various sized energy companies. From 2006 through 2013, Mr. Jacobs was the Chief Financial Officer, Treasurer and Secretary at Houston America Energy Corp., where he was responsible for financial accounting and reporting for U.S. and Colombian operations, as well as capital raising activities. Mr. Jacobs graduated with a Master’s Degree in Professional Accounting and a Bachelor of Business Administration from the University of Texas in 2001.

Paul D. McKinney has been our President and Chief Operating Officer since April 2017 and was our Executive Vice President and Chief Operating Officer from the closing of the Davis Merger on October 26, 2016 through April 2017. He was the Executive Vice President and Chief Operating Officer of Yuma California from October 2014 through October 26, 2016. Mr. McKinney served as a petroleum engineering consultant for Yuma California’s predecessor from June 2014 to September 2014 and for Yuma California from September 2014 to October 2014. Mr. McKinney served as Region Vice President, Gulf Coast Onshore, for Apache Corporation from 2010 through 2013, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache. Prior to his role as Region Vice President, Mr. McKinney was Manager, Corporate Reservoir Engineering, for Apache from 2007 through 2010. From 2006 through 2007, Mr. McKinney was Vice President and Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation and held various positions with Anadarko over a 23 year period from 1983 to 2006, including his last title as Vice President of Reservoir Engineering, Anadarko Canada Corporation. Mr. McKinney has a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

Board of Directors

Our Board of Directors is divided into three classes, with each class serving staggered three-year terms. Each of our three classes of directors has two members. Messrs. Christmas and Stoneburner are Class I directors, Messrs. Mital and Teets are Class II directors, and Messrs. Banks and Lodzinski are Class III directors. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Director Independence

The current Board consists of six directors, one of whom is currently employed by the Company (Mr. Banks). In March 2017, the Board conducted an annual review and affirmatively determined that our five non-employee directors (Messrs. Christmas, Lodzinski, Mital, Stoneburner and Teets) are “independent” as that term is defined in the listing standards of the NYSE MKT. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Banks is not independent because he is the Chief Executive Officer of the Company.

Board Committees

To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee as the functions of each are described below. Each member of the Audit, Compensation and Nominating Committees has been determined by the Board to be “independent” for purposes of the listing standards of NYSE MKT and the rules of the SEC, including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that each member of the Compensation Committee is an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act.

Audit Committee. The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Among other things, the Audit Committee: appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards. Our Board of Directors has determined that Mr. Christmas qualifies as an “audit committee financial expert” as that term is defined in the listing standards of NYSE MKT and the applicable rules of the SEC.

The members of our Audit Committee prior to the closing of the Davis Merger were Ben T. Morris (Chairperson), James W. Christmas and Frank A. Lodzinski. The Board determined that Mr. Morris was an “audit committee financial expert” prior to the closing of the Davis Merger. In 2016, the Audit Committee held four meetings prior to the closing of the Davis Merger. The members of our Audit Committee as of the closing of the Davis Merger were James W. Christmas (Chairperson), Stuart E. Davies and J. Christopher Teets. In 2016, after the closing of the Davis Merger, the Audit Committee held one meeting. Mr. Davies resigned from the Board and the Audit Committee on December 22, 2016. The audit committee has adopted a charter that is posted on our website.

Compensation Committee. The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, this Committee approves the compensation of our named executive officers, including the Chief Executive Officer. The Compensation Committee has retained a compensation consultant to assist the Committee in oversight and review of compensation policies of the Company. Our Chief Executive Officer is expected to recommend to the Compensation Committee the compensation for our other named executive officers.

The members of our Compensation Committee prior to the closing of the Davis Merger were Messrs. Stoneburner (Chairperson), Christmas and Morris. During 2016 and prior to the Davis Merger, the Compensation Committee two meetings. The members of our Compensation Committee as of the closing of the Davis Merger were Messrs. Teets (Chairperson), Lodzinski and Stoneburner. In 2016, after the closing of the Davis Merger, the Compensation Committee did not hold any meetings. The compensation committee has adopted a charter that is posted on our website.

Nominating and Governance Committee. Prior to the closing of the Davis Merger, we did not have a Nominating and Governance Committee because we were not required to have one as a “controlled company” as defined under the corporate governance rules of the NYSE MKT. After the closing of the Davis Merger, we were no longer a “controlled company” and established a Nominating and Governance Committee for the purpose recommending prospective directors to fill vacancies that may arise from time to time and to propose individuals for election to the Board. The members of our Nominating and Governance Committee as of the closing of the Davis Merger were Messrs. Mital (Chairperson), Christmas and Davies. After the closing of the Davis Merger, the Nominating and Governance Committee did not hold any meetings. The Nominating and Governance Committee has adopted a charter that is posted on our website.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee until the Davis Merger were Messrs. Stoneburner, Christmas and Morris and the members since the closing of the Davis Merger are Messrs. Teets, Lodzinski and Stoneburner. There are no members of our Compensation Committee who were officers or employees of the Company or any of our subsidiaries during fiscal year 2016. No members were formerly officers of the Company or had any relationship otherwise requiring disclosure hereunder. During fiscal year 2016, no interlocking relationships existed between any of our named executive officers or members of our Board or Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.

PRINCIPAL AND SELLING STOCKHOLDERS

The shares of our common stock covered by this prospectus (the “Shares”) were issued by us to the selling stockholders in connection with the Davis Merger or prior to the Davis Merger to Mr. Banks. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them, but make no representation that any of the Shares will be offered for sale.  The following table sets forth the beneficial ownership of our common stock that is currently owned by:

●
each of the selling stockholders;

●
each person known to us beneficially own more than 5% of any class of our outstanding common stock;

●
each member of our Board of Directors;

●
each of our named executive officers; and

●
all of our directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of June 6, 2017. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them, except to the extent this power may be shared with a spouse. Because the selling stockholders identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the Shares beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling stockholders prior to this offering is based on 14,338,017 shares of our common stock outstanding as of the date of this prospectus, including 1,799,483 shares of our common stock included in this prospectus that are underlying the outstanding shares of Series D Preferred Stock.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, selling stockholders, directors, or executive officers, as the case may be. We have not sought to verify such information.

	Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After this Offering (3)
Name of Beneficial Owner	Number	Percent (2)	Number	Number	Percent
Selling Stockholders
Sam L. Banks (4)	2,120,351	14.8%	2,078,104	42,247	*
Susan J. Davis	5,698	*	5,698	-	-
Thomas E. Hardisty	46,244	*	46,244	-	-
Michael S. Reddin	219,379	1.5%	219,379	-	-
Red Mountain Capital Partners, LLC (6)	4,399,242	30.7%	4,321,242	78,000	*
Davis Petroleum Investment, LLC (7)	2,027,444	14.1%	2,027,444	-	-
Sankaty Davis, LLC (8)	1,607,301	11.2%	1,607,301	-	-
Dover Street VII, L.P. (9)	230,852	1.6%	230,852	-	-
Harbourvest Partners VIII-Buyout Fund L.P. (10)	230,852	1.6%	230,852	-	-
Paul-ECP2 Holdings, LP (11)	150,841	1.1%	150,841	-	-
TOTAL	11,038,204		10,917,957	120,247

Named Executive Officers
Sam L. Banks (4)	2,120,351	14.8%
Paul D. McKinney (4)	60,415	*
James J. Jacobs (4)	37,212	*

Non-Employee Directors
James W. Christmas (4)	85,586	*
Frank A. Lodzinski (4)(5)	41,595	*
Neeraj Mital (4)	17,045	*
Richard K. Stoneburner (4)	38,479	*
J. Christopher Teets (4)	17,045	*

Named Executive Officers and Directors as a Group (eight total):	2,417,728

*	Represents less than one percent.
(1)	Includes 9,118,474 shares of our common stock currently owned and 1,799,483 shares of common stock underlying the outstanding shares of our Series D Preferred Stock.

(2)
The percentage is based upon 12,538,534 shares of common stock issued and outstanding on June 6, 2017 and 1,799,483 shares of common stock underlying the outstanding shares of our Series D Preferred Stock.

(3)
We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements or understandings with respect to the sale of any shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4)
Includes unvested shares of restricted stock subject to forfeiture for Mr. Banks – 23,227; Mr. Jacobs – 10,922; Mr. McKinney – 18,057, Mr. Christmas – 12,783; Mr. Lodzinski – 12,783; Mr. Mital – 12,783; Mr. Stoneburner – 12,783; Mr. Teets – 12,783; and all directors and named executive officers as a group — 116,121, and stock appreciation rights that are exercisable within 60 days from the date hereof for Mr. Banks – 19,020; Mr. Jacobs – 8,944; and Mr. McKinney – 15,652, and all named executive officers as a group — 43,616.

(5)
Includes 21,923 shares of common stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(6)
Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”), provides that: (i) RMCP PIV DPC, LP, a Delaware limited partnership (“DPC PIV”), beneficially owns, in the aggregate, 2,525,052 shares of common stock and has the power to vote or direct the vote, and the power to dispose or direct the disposition of, all such shares; (ii) RMCP PIV DPC II, LP, a Delaware limited partnership (“DPC PIV II” and, together with DPC PIV, the “DPC Funds”), beneficially owns, in the aggregate, 1,796,190 shares of Series D Preferred Stock and has the power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such shares; (iii) RMCP DPC LLC, a Delaware limited liability company, is the general partner of DPC PIV and, in such capacity, controls DPC PIV and thus may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the common stock beneficially owned by DPC PIV; (iv) RMCP DPC II LLC, a Delaware limited liability company, is the general partner of DPC PIV II and, in such capacity, controls DPC PIV II and thus may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the Series D Preferred Stock beneficially owned by DPC PIV II; (v) RMCP DPC LLC is controlled by its managing member, RMCP GP LLC, a Delaware limited liability company (“RMCP GP”); (vi) each of RMCP GP and RMCP DPC II LLC is controlled by its managing member, RMCP LLC; (vii) RMCP LLC beneficially owns, in the aggregate, 78,000 shares of common stock and has the power to vote or direct the vote, and the power to dispose or direct the disposition of, all such shares; (viii) RMCP LLC is controlled by its managing member, Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”); (ix) RMCM is controlled by its sole executive officer, sole director and sole shareholder, Willem Mesdag, a natural person and citizen of the United States of America; and (ix) accordingly, in his capacity as the sole executive officer and sole director of RMCM and through the indirect control exercised by RMCM, RMCP LLC and RMCP GP over the DPC Funds and RMCP LLC, Mr. Mesdag may be deemed to have voting and investment power over all of the common stock and Series D Preferred Stock owned by the DPC Funds and RMCP LLC. Each of RMCM and Mr. Mesdag disclaims beneficial ownership of all shares of common stock and Series D Preferred Stock directly held by the DPC Funds and RMCP LLC.

(7)
Evercore Partners II LLC, is the managing member of Davis Petroleum Investment, LLC. Evercore Partners II LLC is managed by its managing members, which have voting and dispositive control over the securities owned by Evercore Partners II LLC and which consist of Roger C. Altman, Paul D. Billyard, Ciara A. Burnham, Jane Gladstone, William O. Hiltz, John E. Honts, Timothy G. Lalonde, Daniel B. Mendelow, Eduardo G. Mestre, Michael J. Price, Jason Sobol and David Ying. Each of Evercore Partners II LLC, Roger C. Altman, Paul D. Billyard, Ciara A. Burnham, Jane Gladstone, William O. Hiltz, John E. Honts, Timothy G. Lalonde, Daniel B. Mendelow, Eduardo G. Mestre, Michael J. Price, Jason Sobol and David Ying disclaim beneficial ownership of such securities. The address of each of these entities, Roger C. Altman, Paul D. Billyard, Ciara A. Burnham, Jane Gladstone, William O. Hiltz, John E. Honts, Timothy G. Lalonde, Daniel B. Mendelow, Eduardo G. Mestre, Michael J. Price, Jason Sobol and David Ying is 55 East 52nd Street, New York, New York 10055.

(8)
Bain Capital Credit Member, LLC (“BCCM”), a Delaware limited liability company, is the administrative member of Sankaty Davis, LLC (“Sankaty Davis”), a Delaware limited liability company.  Voting and dispositive rights over the securities owned by Sankaty Davis is held by Timothy Barns, Jonathan DeSimone, Mike Ewald, Sally Dornaus, Jeffrey Hawkins, James Kellogg III, Jonathan Lavine, Christopher Linneman, Jeffrey Robinson, Ranesh Ramanathan, and Kathleen Rockey, in their capacities as members of BCCM. Each of BCCM, Timothy Barns, Jonathan DeSimone, Mike Ewald, Sally Dornaus, Jeffrey Hawkins, James Kellogg III, Jonathan Lavine, Christopher Linneman, Jeffrey Robinson, Ranesh Ramanathan, and Kathleen Rockey disclaim beneficial ownership of such securities. The address of each of these entities, Timothy Barns, Jonathan DeSimone, Mike Ewald, Sally Dornaus, Jeffrey Hawkins, James Kellogg III, Jonathan Lavine, Christopher Linneman, Jeffrey Robinson, Ranesh Ramanathan, and Kathleen Rockey is 200 Clarendon Street, Boston, Massachusetts 02116.

(9)
Voting and investment power over the securities owned by Dover Street VII L.P. (“Dover Street”) is exercised by the Investment Committee of HarbourVest Partners VIII-Buyout Fund L.P. (“HarbourVest”), which currently consists of Mr. John M. Toomey, Jr., Mr. Robert Wadsworth, Mr. Gregory V. Stento, and Ms. Kathleen M. Bacon. HarbourVest and the members of the HarbourVest Investment Committee disclaim beneficial ownership of the shares held by Dover Street. The address for Dover Street and HarbourVest is One Financial Center, Boston, MA 02111.

(10)
Voting and investment power over the securities owned by HarbourVest is exercised by the Investment Committee of HarbourVest , which currently consists of Mr. John M. Toomey, Jr., Mr. Robert Wadsworth, Mr. Gregory V. Stento, and Ms. Kathleen M. Bacon. HarbourVest and the members of the HarbourVest Investment Committee disclaim beneficial ownership of the shares held by HarbourVest. The address for HarbourVest is One Financial Center, Boston, MA 02111.

(11)	Randall Schwed has voting and investment control of the securities. The address is 575 Market Street, Suite 2500, San Francisco, California 94105.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth a list of broad categories of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

Registration Rights Agreement

As part of the closing of the Davis Merger, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Sam L. Banks, a director and our Chief Executive Officer, affiliates of Red Mountain Capital Partners, LLC, Davis Petroleum Investment, LLC, Sankaty Davis, LLC, and certain other former stockholders of Davis (collectively, the “Stockholders”), pursuant to which we agreed to register, at our cost, with the SEC the resale of the common stock issued to such holders of common stock and the common stock issuable upon conversion of the Series D Preferred Stock. We agreed to file a shelf registration statement (the “Shelf Registration Statement”) with the SEC on or before April 24, 2017, subject to certain exceptions. The Stockholders may request registration no more than three (3) times during any twelve (12) consecutive months, of shares having an estimated offering price of greater than $5.0 million. No request may be made after the fourth anniversary of the effectiveness of the Shelf Registration Statement. In addition, if we file a registration statement within four years of the effectiveness of the Shelf Registration Statement, we must offer to the Stockholders the opportunity to include the resale of their shares in the registration statement, subject to customary qualifications and limitations.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer our amended and restated certificate of incorporation, which is sometimes referred to as the “Certificate of Incorporation,” and our amended and restated bylaws, which is sometimes referred to as the “Bylaws,” and to the applicable provisions of Delaware law. Our authorized capital stock consists of 120,000,000 shares of capital stock, $0.001 par value per share, of which:

●
100,000,000 shares are designated as common stock; and

●
20,000,000 shares are designated as preferred stock.

As of June 6, 2017, there were 12,538,534 shares of common stock outstanding and 1,807,385 shares of Series D Preferred Stock outstanding. The Board of Directors is authorized, without stockholder approval except as required by the listing standards of the NYSE MKT, to issue additional shares of capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of funds legally available if the Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. However, each holder of preferred stock will be entitled to vote equally with the holders of the common stock on an as-converted basis (initially each share of preferred stock is convertible into one share of common stock).We have not provided for cumulative voting for the election of directors in the Certificate of Incorporation. The Certificate of Incorporation establishes a classified Board of Directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a majority of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. In the event that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

No Preemptive or Similar Rights

Common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might adversely affect the market price of common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

We have created a series of preferred stock, the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) with the terms set forth in the Certificate of Designation of Series D Convertible Preferred Stock of the Company (the “Certificate of Designation”).

General

Pursuant to our Certificate of Incorporation, we are currently authorized to designate and issue up to 20,000,000 shares of preferred stock, $0.001 par value per share, in one or more classes or series and, subject to the limitations prescribed by our Certificate of Incorporation and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as the Board of Directors may determine, without any vote or action by our stockholders. The Board of Directors has designated a series of preferred stock with the rights described herein consisting of up to 7,000,000 authorized shares, designated as Series D Convertible Preferred Stock, which we refer to as the “Series D Preferred Stock.” Following the designation of the Series D Preferred Stock by the Board of Directors, we have available 13,000,000 shares of undesignated preferred stock authorized under the terms of our Certificate of Incorporation. The Board of Directors may, without the approval of holders of the preferred stock or its common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series D Preferred Stock or designate additional shares of the Series D Preferred Stock and authorize the issuance of such shares.

Maturity

The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless converted into common stock.

Ranking

The Series D Preferred Stock will generally rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up senior to all classes or series of our common stock and to all other equity securities issued by us.

Dividends

The holders of shares of Series D Preferred Stock are entitled to receive, in preference to all of our common stock, a 7.0% per annum dividend on the original issue price of each share of Series D Preferred Stock held by such holder that is cumulative and payable in kind per share in such number of shares of Series D Preferred Stock determined using a price per share equal to approximately $11.0741176 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations, consolidations, mergers, reclassifications and the like with respect to the Series D Preferred Stock) (the “original issue price’’) and calculated on actual number of days elapsed in a year of 365 days. In lieu of the issuance of a fractional share of Series D Preferred Stock as a dividend, we will issue a whole share of Series D Preferred Stock (rounded to the nearest whole share), determined on the basis of the total number of shares of Series D Preferred Stock held by the holder with respect to which such dividends are being calculated. Such dividends will be cumulative and compound on a quarterly basis to the extent not paid for any reason. Dividends will accrue and be cumulative from the date that the Series D Preferred Stock is issued under the Certificate of Designation, whether or not we have earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared or paid. Quarterly dividends will be paid on the last business day of the fiscal quarter (the “payment date”). Dividends paid in an amount less than the total amount of such accrued dividends at the time shall be allocated pro rata on a share-by-share basis among all shares of Series D Preferred Stock at the time outstanding. The record date for determination of the holders of Series D Preferred Stock entitled to receive payment of a dividend thereon shall be fifteen (15) days before the payment date, or such other date that we establish no less than ten (10) days and no more than thirty (30) days preceding the payment date.  In addition, if and when any dividend is declared or paid by the board with respect to the common stock, the board will also declare and pay the same dividend on each share of the Series D Preferred Stock then outstanding on an as-if-converted to common stock basis.

Liquidation Preference

In the event of a triggering event, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Common Stock by reason of their ownership thereof, the preference amount payable with respect to each outstanding share of Series D Preferred Stock held by them. If, upon the occurrence of such triggering event, the assets and funds thus distributed or the consideration paid to the holders of our capital stock, as the case may be, among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preference amounts, then the entire assets and funds of the Company legally available for distribution or the consideration paid to the holders of our capital stock, as the case may be, shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the preference amounts each such holder is otherwise entitled to receive.

The term “triggering event” means a transaction or series of related transactions that results in (i) the sale, conveyance, transfer or other disposition of all or substantially all of the property, assets or business of the Company or its subsidiaries, taken as a whole, (ii) the merger of the Company with or into or the consolidation of the Company with any other corporation, limited liability company or other entity (other than our wholly-owned subsidiary), (iii) a third party or a group of related third parties (other than pursuant to an offering registered under the Securities Act) acquiring from the Company, or from the holders of our capital stock, shares representing 50% or more of our outstanding voting power, or (iv) the liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided that none of the following shall be considered a triggering event: (A) a merger effected exclusively for the purpose of changing the domicile of the Company or (B) a transaction in which the our stockholders immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

The term “preference amount” means, with respect to each outstanding share of Series D Preferred Stock, the greater of (x) the original issue price for each outstanding share of Series D Preferred Stock then held by them, plus accrued but unpaid dividends and (y) the amount distributable or the consideration payable with respect to common stock on the number of shares of common stock into which such share of Series D Preferred Stock is convertible in the event of a triggering event if all outstanding shares of Series D Preferred Stock were deemed to have converted into shares of common stock immediately prior to such triggering event.

Redemption

The Series D Preferred Stock is not redeemable.

Conversion Rights

Optional Conversion.  Each share of Series D Preferred Stock (including any shares of Series D Preferred Stock payable as dividends that have accrued but are unpaid) is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at our principal corporate offices or any transfer agent for such stock, into such number of fully paid and nonassessable shares of common stock as is determined by dividing (i) the original issue price ($11.0741176, subject to adjustment), by (ii) the conversion price (the “conversion price”) applicable to such share in effect on the date the stock certificate is surrendered for conversion. The initial conversion price per share of Series D Preferred Stock is $11.0741176, subject to adjustment as set forth in Certificate of Designation.

Mandatory Conversion.   Each share of Series D Preferred Stock shall, at our election, automatically be converted into shares of common stock at the conversion price then in effect for such share immediately upon a mandatory conversion event. The term “mandatory conversion event” means any of: (i) the date specified, if any, by vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock; (ii) with respect to any holder, any time that less than 10% of the original number of shares of Series D Preferred Stock issued to such holder (as adjusted for stock splits, stock dividends, reclassification and the like) are held by such holder together with its affiliates on combined basis; or (iii) with respect to any holder, when such holder, together with its affiliates on combined basis, is no longer a holder of shares of common stock (or any securities received in consideration for such common stock in the event of merger, reorganization, reclassification or similar transaction).

Voting Rights

General Voting Rights.  The holders of the Series D Preferred Stock are entitled to notice of all stockholder meetings at which holders of common stock are entitled to vote and are entitled to vote equally with the holders of the common stock as a single class on an as-converted basis on any matter presented to our stockholders for their action or consideration.

Special Voting Rights.  In addition to any other vote required by law, the Certificate of Incorporation or the Certificate of Designation, the holders of shares of Series D Preferred Stock are entitled to vote as a separate class on all matters specifically affecting the Series D Preferred Stock.  Without limiting the foregoing, we shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, and any such act or transaction entered into without such approval shall be null and void ab initio, and of no force or effect:

(i)           amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the Certificate of Designation if such action would adversely alter or change the relative rights, preferences, privileges or powers of the Series D Preferred Stock;

(ii)           authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to voting (other than the pari passu voting rights of common stock), dividends, redemption, conversion or upon liquidation;

(iii)           redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share of common stock or any security (other than Series D Preferred Stock) convertible into or exchangeable or exercisable for shares of common stock; provided, however, that this restriction shall not apply to the repurchase of shares of common stock at fair market value from employees, officers, directors, consultants or other persons performing services for us or any subsidiary pursuant to agreements under which we have the option to repurchase such shares under existing agreements and/or upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; or

(iv)           declare, pay or set aside any dividends on any class of our capital stock (other than the payment of dividends on the Series D Preferred Stock).

Preemptive Rights

No holders of the Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for common stock or any other security.

Anti-Takeover Provisions

The provisions of Delaware law, the Certificate of Incorporation and the Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The Certificate of Incorporation and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board of Directors or management team, including the following:

Board of Directors Vacancies. The Certificate of Incorporation and the Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board of Directors will be permitted to be set only as provided in, or in the manner provided by the Bylaws. The Bylaws provide that the number of directors will be no fewer than two and no more than seven, as determined by resolution of the Board of Directors from time to time. These provisions would prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board of Directors and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation provides that our stockholders may take action by written consent. As a result, a holder controlling a majority of our capital stock would be able to amend the Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Bylaws. The Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board of Directors, the chairman of our Board of Directors, our Chief Executive Officer, our President or by our Corporate Secretary upon request to do so by holders or at least 10% of the voting power of our outstanding shares.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. The Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Directors Removed Only for Cause. The Certificate of Incorporation provides that stockholders may remove directors only for cause.

Amendment of Certificate of Incorporation Provisions. Any amendment of the above provisions in the Certificate of Incorporation require approval by holders of at least a majority of the voting power of our then outstanding capital stock.

Issuance of Undesignated Preferred Stock. The Board of Directors will have the authority, without further action by our stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

Forum Selection Provision. The Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf, to the fullest extent permitted by law, of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.

While we believe that adoption of a Delaware forum selection provision is in our best interests and our stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Transfer Agent and Registrar

The transfer agent and registrar for common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (800) 962-4284.

Limitations of Liability and Indemnification

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

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any breach of their duty of loyalty to us or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

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any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

The Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in the Certificate of Incorporation, the Bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained or will obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock currently trades on the NYSE MKT under the symbol “YUMA.”

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of common stock from time to time at the prevailing market price or in privately negotiated transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
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broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
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any other method permitted pursuant to applicable law and the terms of the Registration Rights Agreement; and
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a combination of any such methods of sale.

The selling stockholders may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE MKT or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the Registration Rights Agreement entered into with the selling stockholders, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock. All other expenses of issuance and distribution will be borne by the selling stockholders.

The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act. Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered hereby.

Under the Registration Rights Agreement entered into with the selling stockholders, we agreed to, subject to the terms, conditions and limitations of the Registration Rights Agreement, keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the date when all of the shares covered by such registration statement have been sold or cease to be Registrable Securities thereunder (as such term is defined in the Registration Rights Agreement).

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado.

EXPERTS

The financial statements of Yuma Energy, Inc. as of December 31, 2016 and for the year then ended, incorporated by reference in this prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance on the report of Grant Thornton LLP, registered public accountants, upon the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2015 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Yuma Energy, Inc. as of December 31, 2016 and for the year ended December 31, 2016 and included in this prospectus was prepared by Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, and is included herein in reliance upon their authority as experts in reserves and present values.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

INCORPORATION BY REFERENCE

We “incorporate by reference” information from other documents that we file with the SEC into this prospectus, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

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Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on April 12, 2017;

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Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 11, 2017;

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Our Current Reports on Form 8-K, as filed with the SEC on April 26, 2017, May 1, 2017 and May 23, 2017; and

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The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 25, 2016, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the effective date of the registration statement and prior to the termination of this offering.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:

Yuma Energy, Inc.
Attention: Corporate Secretary
1177 West Loop South, Suite 1825
Houston, Texas 77027
(713) 968-7000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$1,861
Accountants’ fees and expenses	$10,000
Legal fees and expenses	$20,000
Miscellaneous	$5,000
Total	$36,861(1)

(1)
Other than the SEC registration fee, these fees and expenses are estimated and may be greater based on the number and manner of future offerings hereunder.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, referred to herein as “DGCL,” authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation, as amended and restated, contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●
any breach of their duty of loyalty to us or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws, as amended and restated, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our Certificate of Incorporation, our Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and financial statement schedules

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 7, 2017.

YUMA ENERGY, INC.

By:	/s/ Sam L. Banks
Sam L. Banks Director and Chief Executive Officer

Each person whose signature appears below appoints Sam L. Banks and James J. Jacobs, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 7, 2017.

Signature	Title

/s/ Sam L. Banks	Director and Chief Executive Officer (Principal Executive Officer)
Sam L. Banks

/s/ James J. Jacobs	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)
James J. Jacobs

/s/ James W. Christmas	Director
James W. Christmas

/s/ Frank A. Lodzinski	Director
Frank A. Lodzinski

/s/ Neeraj Mital	Director
Neeraj Mital

/s/ Richard K. Stoneburner	Director
Richard K. Stoneburner

/s/ J. Christopher Teets	Director
J. Christopher Teets

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

2.1	Agreement and Plan of Merger and Reorganization dated as of February 10, 2016, by and among Yuma Energy, Inc., Yuma Delaware Merger Subsidiary, Inc., Yuma Merger Subsidiary, Inc. and Davis Petroleum Acquisition Corp.	8-K	001-32989	2.1	February 16, 2016

2.1(a)	First Amendment to the Agreement and Plan of Merger and Reorganization dated as of September 2, 2016, by and among Yuma Energy, Inc., Yuma Delaware Merger Subsidiary, Inc., Yuma Merger Subsidiary, Inc. and Davis Petroleum Acquisition Corp.	8-K	001-32989	2.1	September 6, 2016

3.1	Certificate of Incorporation dated February 10, 2016.	S-4	333-212103	3.4	August 4, 2016

3.1(a)	Certificate of Amendment of Certificate of Incorporation dated October 26, 2016.	8-K	001-37932	3.1	November 1, 2016

3.2	Amended and Restated Certificate of Incorporation dated October 26, 2016.	8-K	001-37932	3.2	November 1, 2016

3.3	Certificate of Designation of the Series D Convertible Preferred Stock of Yuma Energy, Inc. dated October 26, 2016.	8-K	001-37932	3.3	November 1, 2016

3.4	Bylaws dated February 10, 2016.	S-4	333-212103	3.5	August 4, 2016

3.5	Amended and Restated Bylaws dated October 26, 2016.	8-K	001-37932	3.4	November 1, 2016

5.1	Opinion of Jones & Keller, P.C. as to the legality of the securities being registered.					X

10.1	Credit Agreement dated as of October 26, 2016, among Yuma Energy, Inc., Yuma Exploration and Production Company, Inc., Pyramid Oil LLC, Davis Petroleum Corp., Société Générale, SG Americas Securities, LLC and the lenders party thereto.	8-K	001-37932	10.1	November 1, 2016

10.1(a)	First Amendment to Credit Agreement and Borrowing Base Redetermination dated May 19, 2017 among Yuma Energy, Inc., Yuma Exploration and Production Company, Inc., Pyramid Oil LLC, Davis Petroleum Corp., Société Générale, as Administrative Agent, and each of the lenders and guarantors party thereto.	8-K	001-37932	10.1	May 23, 2017

10.2†	Amended and Restated Employment Agreement dated April 20, 2017, between Yuma Energy, Inc. and Sam L. Banks.	8-K	001-37932	10.1	April 26, 2017

10.3†	Amended and Restated Employment Agreement dated April 20, 2017, between Yuma Energy, Inc. and Paul D. McKinney.	8-K	001-37932	10.2	April 26, 2017

10.4†	Amended and Restated Employment Agreement dated April 20, 2017, between Yuma Energy, Inc. and James J. Jacobs.	8-K	001-37932	10.3	April 26, 2017

10.5	Form of Indemnification Agreement.	8-K	001-37932	10.2	November 1, 2016

10.6	Registration Rights Agreement dated October 26, 2016.	8-K	001-37932	10.3	November 1, 2016

10.7	Form of Lock-up Agreement.	8-K	001-37932	10.4	November 1, 2016

10.8†	2006 Equity Incentive Plan of the Registrant.	S-8	333-175706	4.3	July 21, 2011

10.9†	Yuma Energy, Inc. 2011 Stock Option Plan.	8-K	001-32989	10.5	September 16, 2014

10.10†	Yuma Energy, Inc. 2014 Long-Term Incentive Plan.	8-K	001-32989	10.6	September 16, 2014

10.10(a)†	Amendment to the Yuma Energy, Inc. 2014 Long-Term Incentive Plan.	8-K	001-37932	10.7(a)	November 1, 2016

10.25†	Form of Restricted Stock Award Agreement (Employees).	8-K	001-37932	10.1	March 27, 2017

10.26†	Form of Restricted Stock Award Agreement (Directors).	8-K	001-37932	10.2	March 27, 2017

10.27†	Form of Stock Appreciation Right Agreement.	8-K	001-37932	10.4	April 26, 2017

10.28†	Form of Stock Option Agreement.	8-K	001-37932	10.5	April 26, 2017

14	Code of Ethics.	8-K	001-37932	14	November 1, 2016

16	Letter from PricewaterhouseCoopers LLP dated November 3, 2016.	8-K/A	001-37932	16.1	November 3, 2016

21.1	List of Subsidiaries.	10-K	001-37932	21.1	April 12, 2017

23.1	Consent of Grant Thornton LLP.					X

23.2	Consent of PricewaterhouseCoopers LLP.					X

23.3	Consent of Netherland, Sewell & Associates, Inc.					X

23.4	Consent of Jones & Keller, P.C. (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X

99.1	Report of Netherland, Sewell & Associates, Inc.	10-K	001-37932	99.1	April 12, 2017

† Indicates management contract or compensatory plan or arrangement.